EXHIBIT 25(c)

                         TO FORM 10-K

                         ANNUAL REPORT

                              OF

                   VULCAN MATERIALS COMPANY

          FOR THE FISCAL YEAR ENDED DECEMBER 31, 1994

           UNDER THE SECURITIES EXCHANGE ACT OF 1934



        FINANCIAL STATEMENTS REQUIRED BY FORM 11-K WITH

       RESPECT TO THE VULCAN MATERIALS COMPANY CHEMICALS

        DIVISION HOURLY EMPLOYEES SAVINGS PLAN FOR THE

   FISCAL YEAR ENDED DECEMBER 31, 1994, AND THE INDEPENDENT

      CERTIFIED ACCOUNTANTS' CONSENT WITH RESPECT THERETO



         FILED AS AN AMENDMENT TO THE VULCAN MATERIALS

          COMPANY ANNUAL REPORT ON FORM 10-K FOR THE

             FISCAL YEAR ENDED DECEMBER 31, 1994,

                  AS PERMITTED BY RULE 15d-21

           UNDER THE SECURITIES EXCHANGE ACT OF 1934



                   VULCAN MATERIALS COMPANY

VULCAN MATERIALS COMPANY
CHEMICALS DIVISION
HOURLY EMPLOYEES
SAVINGS PLAN

Financial Statements for the Years
Ended December 31, 1994 and 1993
and Independent Auditors' Report


                   VULCAN MATERIALS COMPANY
       CHEMICALS DIVISION HOURLY EMPLOYEES SAVINGS PLAN


Table of Contents
                                                         Page

Independent Auditors' Report                               36

Financial Statements of the Vulcan Materials Company
   Chemicals Division Hourly Employees Savings Plan:

     Statements of Net Assets Available for Benefits
        as of December 31, 1994 and 1993                   37

     Statements of Changes in Net Assets Available
        for Benefits for Each Year in the Periods Ended
        December 31, 1994 and 1993                         38

     Notes to Financial Statements                       39-44

     Independent Auditors' Consent                         45


INDEPENDENT AUDITORS' REPORT

To the Administrative Committee of Vulcan Materials Company
   Chemicals Division Hourly Employees Savings Plan:

We have audited the accompanying statements of net assets available for benefits of the Vulcan Materials Company Chemicals Division Hourly Employees Savings Plan as of December 31, 1994 and 1993, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the net assets available for benefits of the Plan at December 31, 1994 and 1993, and the changes in net assets available for benefits for the years then ended in conformity with generally accepted accounting principles.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental information by fund in the statements of net assets available for benefits and the statements of changes in net assets available for benefits is presented for the purpose of additional analysis rather than to present the net assets available for benefits and changes in net assets available for benefits of the individual funds. The supplemental information by fund is the responsibility of the Plan's management. Such supplemental information by fund has been subjected to the auditing procedures applied in our audits of the basic financial statements and, in our opinion, is fairly stated in all material respects when considered in relation to the basic financial statements taken as a whole.

/s/ Deloitte & Touche LLP

Birmingham, Alabama
June 2, 1995

VULCAN MATERIALS COMPANY
CHEMICALS DIVISION HOURLY EMPLOYEES SAVINGS PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
DECEMBER 31, 1994 AND 1993

                                                                1994                                            1993
                                                Supplemental Information by Fund                  Supplemental Information by Fund

                                                Guaranteed                Vulcan                                          Vulcan
                                                Investment    Large      Materials                              Large    Materials
                                                Contracts    Companies    Company                 Guaranteed  Companies   Company
                                                and Loans to  Common      Common                  Investment   Common     Common
                                      Total     Participants  Stock       Stock         Total     Contracts     Stock     Stock
ASSETS:
INVESTMENTS [Cost of $16,410,301
  (1994) and $15,602,729 (1993)]
  (Notes 1, 3, & 5):
    Collective short-term
      investments                  $    17,884  $    17,640  $     28   $      216  $    15,595  $    15,438  $      8  $     149
    Guaranteed investment
      contracts                     13,189,161   13,189,161                          13,119,928   13,119,928
    Commingled funds holding
      principally common stock         857,309                857,309                   542,420                542,420
    Fund holding Vulcan Materials
      Company common stock           2,840,316                           2,840,316    2,269,969                          2,269,969
    Loans to participants               48,560       48,560

        Total investments           16,953,230   13,255,361   857,337    2,840,532   15,947,912   13,135,366   542,428   2,270,118

RECEIVABLE FROM VULCAN
  MATERIALS COMPANY:
    Employer contributions              53,256       39,831                 13,425       49,191       49,191
    Employee contributions             144,531       85,688    19,118       39,725      138,284       88,834    10,736      38,714

        Total receivable               197,787      125,519    19,118       53,150      187,475      138,025    10,736      38,714

TOTAL ASSETS                        17,151,017   13,380,880   876,455    2,893,682   16,135,387   13,273,391   553,164   2,308,832

TRANSFERS IN PROCESS                                (20,287)   (3,696)      23,983                   (28,700)   18,711       9,989

NET ASSETS AVAILABLE
  FOR BENEFITS                     $17,151,017  $13,360,593  $872,759   $2,917,665  $16,135,387  $13,244,691  $571,875  $2,318,821

See notes to financial statements.

VULCAN MATERIALS COMPANY
CHEMICALS DIVISION HOURLY EMPLOYEES SAVINGS PLAN

STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1993

                                                                1994                                            1993
                                               Supplemental Information by Fund                  Supplemental Information by Fund

                                               Guaranteed                Vulcan                                          Vulcan
                                               Investment     Large     Materials                              Large    Materials
                                               Contracts     Companies   Company                 Guaranteed   Companies   Company
                                               and Loans to   Common     Common                  Investment    Common     Common
                                     Total     Participants   Stock      Stock         Total     Contracts     Stock      Stock
ADDITIONS TO NET ASSETS
  ATTRIBUTED TO:
INVESTMENT INCOME (LOSS):
  Interest                         $   758,054  $   756,656  $    293   $    1,105  $   817,064  $   815,964  $    140  $      960
  Dividends                             67,796                              67,796       57,930                             57,930
  Net investment gains (losses):
    Realized                            17,853                 16,756        1,097        8,803                  1,366       7,437
    Unrealized (Note 4)                197,746                  5,430      192,316       (2,467)                68,041     (70,508)
        Net investment income
          (loss)                     1,041,449      756,656    22,479      262,314      881,330      815,964    69,547      (4,181)

CONTRIBUTIONS (Note 2):
  Participants                       1,384,294      839,069   173,321      371,904    1,329,129      843,136    95,016     390,977
  Vulcan Materials Company             495,185      409,549                 85,636      435,262      435,262

        Total contributions          1,879,479    1,248,618   173,321      457,540    1,764,391    1,278,398    95,016     390,977

REDISTRIBUTION OF
  PARTICIPANTS' INVESTMENT
  OPTIONS UNDER THE PLAN                           (104,982)  130,416      (25,434)                  (67,173)  101,349     (34,176)

TOTAL ADDITIONS                      2,920,928    1,900,292   326,216      694,420    2,645,721    2,027,189   265,912     352,620

DEDUCTIONS FROM NET ASSETS
  ATTRIBUTED TO:

WITHDRAWALS BY
  PARTICIPANTS (Note 2)             (1,905,298)  (1,784,390)  (25,332)     (95,576)  (1,110,924)    (959,368)  (17,527)   (134,029)

NET INCREASE                         1,015,630      115,902   300,884      598,844    1,534,797    1,067,821   248,385     218,591

NET ASSETS AVAILABLE
  FOR BENEFITS:
  BEGINNING OF YEAR                 16,135,387   13,244,691   571,875    2,318,821   14,600,590   12,176,870   323,490   2,100,230

  END OF YEAR                      $17,151,017  $13,360,593  $872,759   $2,917,665  $16,135,387  $13,244,691  $571,875  $2,318,821

See notes to financial statements.

VULCAN MATERIALS COMPANY
CHEMICALS DIVISION HOURLY EMPLOYEES SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    GENERAL - The financial statements of the Vulcan Materials Company Chemicals Division Hourly Employees Savings Plan ("Plan") have been prepared on the accrual basis of accounting. All assets of the Plan are held by The Northern Trust Company, Chicago, Illinois ("Trustee"). Vulcan Materials Company ("Company") pays the administrative costs of the Plan, including the trustee's fees and charges.

    VALUATION OF INVESTMENTS - Investments other than guaranteed investment contracts are reported at fair value. Investments in securities traded on national and over-the-counter exchanges are valued at the closing bid price of the security as of the last day of the year. Guaranteed investment contracts are reported at their contract value, which is cost increased by interest earned. The average cost of securities sold or distributed is used to determine net investment gains (losses) realized. Security transactions are recorded on the settlement date. Distributions of common stock, if any, to participants are recorded at the market value of such stock at the end of the month prior to distribution.

    BENEFITS PAYABLE - In 1993, the Plan changed its method of accounting for benefits payable to comply with the 1993 AICPA Audit and Accounting Guide, "Audits of Employee Benefit Plans." The new guidance requires that benefits payable to persons who have withdrawn from participation in a defined contribution plan be disclosed in the footnotes to the financial statements rather than be recorded as a liability of the Plan. As of December 31, 1994 and 1993, benefits of $101,489 and $55,517, respectively, were due to participants who had elected to receive a distribution from the Plan.

    NEW ACCOUNTING STANDARD NOT YET ADOPTED - The Plan has not yet adopted Statement of Position (SOP) No. 94-4 "Reporting of Investment Contracts Held by Health and Welfare Benefit Plans and Defined Contribution Pension Plans," issued in September 1994. The new guidance requires defined contribution plans to report investment contracts with fully-benefit responsive features (as defined in the SOP) at contract value. Other investment contracts are reported at fair value. This SOP is effective for financial statements for plan years beginning after December 15, 1994, except that the application of this SOP to investment contracts entered into before December 31, 1993, is delayed to plan years beginning after December 15, 1995, at which time the Plan intends to adopt this SOP. The impact of adoption of SOP No. 94-4 is expected to be insignificant.

2.  DESCRIPTION OF THE PLAN

    GENERAL - The Plan was established effective January 1, 1972 and was most recently restated as of May 1, 1991. The purpose of the Plan is to provide for accumulation of savings for qualifying hourly paid employees of the Chemicals Division of Vulcan Materials Company ("Employer") who are represented by collective bargaining units which have specifically adopted the Plan.

    PARTICIPATION AND VESTING - Chemicals Division Hourly employees, with one year of service covered by a collective bargaining unit which has adopted the Plan, are eligible for participation. Participants are fully vested at all times.

    The number of participants in the Plan at December 31, 1994 and 1993 was as follows:
                                                          1994      1993

         Total participants                                530       551

         Participants included in the above total who
         have transferrd to a bargaining unit not
         covered by the Plan, or are no longer employed
         by the Company, but who have vested benefits
         under the Plan                                     18        29

    FUNDING - The Plan is funded through participants' and Company contributions. Participants contribute to the Plan through weekly payroll deductions at a rate dependent upon the participant's years of service. A participant may make weekly matched contributions in multiples of $1 up to a maximum weekly matched contribution as stated in the plan document for the participants' collective bargaining unit. Company contributions equal a percentage of participants' contributions, such percentage being defined in the plan document for the collective bargaining unit covering the participant. In addition to the matched contributions, participants may make weekly unmatched contributions in multiples of $1 up to a maximum as stated in the applicable plan document for the participants' collective bargaining agreement.

    ALLOCATION AND DETERMINATION OF ACCOUNTS - Separate accounts are maintained for each participant for matched, unmatched, deductible supplemental, and Company contributions and accumulated earnings on each. Additionally, subaccounts are maintained for matched and unmatched accounts for the portion of each account that is attributable to pre-tax contributions and the portion attributable to after-tax contributions. Monthly net earnings are allocated to each participant's account in the ratio of the participant's account balance to total participants' account balances.

    DISTRIBUTIONS AND WITHDRAWALS - A participant's total account is distributed upon retirement, disability, death or termination of employment unless the account value is greater than $3,500, in which case the participant may defer until age 70-1/2. Prior to a termination of employment, participants may make partial withdrawals or may withdraw their total account, except that if a participant has not maintained a participant contribution account for the 60 months immediately preceding the voluntary withdrawal, no Company contributions which have been on deposit less than 24 months will be distributed until 24 months after the earlier of the employee's withdrawal date or the employee's termination of employment. In addition, any in-service distribution from a participant's pre-tax contributions must meet the requirements of a "hardship withdrawal," as set forth in the plan document.

    INVESTMENTS - Participants' contributions are invested in three separate investment funds (see Note 5) of the Plan in proportions elected by the participant. The Company's matching contributions are invested either in the fund which invests primarily in guaranteed investment contracts or the fund which invests in Vulcan Materials Company common stock.

    LOANS - Effective September 1, 1994, participants covered by certain collective bargaining unit agreements may apply for a loan at any time provided that the aggregate value of his account invested in Fund 1 (see
    Note 5) is at least equal to the proposed loan plus any existing loan.
    The amount of the loan cannot exceed the lesser of 50% of the participant's total account or $50,000. If a loan is made, the participant shall execute a note payable to the Trustee in the amount of the loan and bearing interest at the prime interest rate plus 1%. During 1994, the average rate of interest on loans approximated 8.75%. Such note shall be held as an investment by the Trustee as part of that portion of the fund invested in guaranteed investment contracts. Loans must be repaid in 36 monthly installments through payroll deductions.

    PLAN TERMINATION - In the event it becomes necessary to terminate the Plan, participants will receive a distribution of the amounts held for their accounts.

3.  INVESTMENTS

    The Plan's investment assets consist of an interest in one of the investment accounts of the Vulcan Materials Company Master Trust ("Master Trust") administered by Northern Trust Company. Use of the Master Trust permits the commingling of investment assets of a number of employee benefit plans of the participating companies. Although the assets are commingled, the Company maintains supporting records for the purpose of allocating the investment assets and the related net earnings to the various participating employee benefit plans.

    The investment accounts of the Master Trust at December 31, 1994 and 1993 are summarized as follows:

                                                   1994           1993

       Pension Investment Account             $264,288,286   $270,465,591
       Thrift Plan Investment Account          159,750,043    153,862,152
       Chemicals Savings Account                17,151,017     16,135,387
       Construction Savings Account              9,732,139      8,160,414

               Net assets                     $450,921,485   $448,623,544

    The net assets of the Master Trust at December 31, 1994 and 1993 are summarized as follows:

                                                   1994           1993
       Commingled fund holding principally
         short-term fixed income investments
         and loans to participants            $ 30,247,021   $ 18,678,781
       Guaranteed investment contracts          20,924,682     19,803,668
       Fund holding principally real
         estate investments                     14,449,642     12,044,398
       Fund holding principally intermediate-
         term fixed income investments          51,667,752     57,877,310
       Commingled funds holding principally
         common stock                          160,969,643    157,489,866
       Commingled funds holding principally
         international equity instruments       56,042,408     73,558,068
       Fund holding Vulcan Materials Company
         common stock                          116,620,337    109,171,453

              Net assets                      $450,921,485   $448,623,544

    The total investment income by type of the Master Trust at December 31, 1994 and 1993 is summarized as follows:

                                                   1994           1993

       Interest, net                           $ 1,971,049    $ 1,897,072
       Dividends                                 3,003,469      2,898,022
       Other                                       346,867         69,745
       Net investment gains (losses):
         Realized                               15,145,823     24,636,203
         Unrealized                             (4,905,558)     5,391,112

       Total                                   $15,561,650    $34,892,154

    Investments held by the Plan at December 31, 1994 and 1993, respectively are as follows:
                                                     1994          1993
       Collective short-term investments
         (cost and market)                         $17,884        $15,595

       Guaranteed investment contract (at contract value) -

          Insurance       Contract   Guaranteed
           Company          Year       Rate*      Maturity Dates       1994         1993
       Metropolitan Life    1991      5.75%**     May 1, annually  $13,189,161   $13,119,928

       *    Rates are net of insurance company charges.
       ** Interest rate was 7.43% from January 1 - April 30, 1993, 6.09% from May 1, 1993 - April 30, 1994, and 5.75% from May 1 - December 31, 1994.

       Upon maturity, the Company renegotiates new terms on these contracts.

       Commingled funds:                         1994                       1993
                                          Cost         Market         Cost        Market
       Funds holding principally
         common stock - 2,924.24
         shares (1994) and
         1,909.70 shares (1993)        $  739,822    $  857,309   $  430,363   $  542,420

       Fund holding Vulcan Materials
         Company common stock -
         56,105 shares (1994)
         and 48,426 shares (1993)       $2,414,874   $2,840,316   $2,036,843   $2,269,969

4.  CHANGES IN UNREALIZED APPRECIATION (DEPRECIATION) OF INVESTMENTS

    Investments held by the Plan at December 31, 1994 and 1993 and changes in unrealized appreciation (depreciation) of investments for the years then ended are summarized below:

                                                  Market or                    Current Year
                                                  Contract      Cumulative     Appreciation    Prior Years
                                      Cost         Value       Appreciation   (Depreciation)   Appreciation
       December 31, 1994:
         Collective short-term
           investments            $    17,884    $    17,884
         Guaranteed investment
           contracts               13,189,161     13,189,161
         Commingled funds
           holding principally
           common stock               739,822        857,309    $117,487        $  5,430         $112,057
         Fund holding Vulcan
           Materials Company
           common stock             2,414,874      2,840,316     425,442         192,316          233,126
         Loans to participants         48,560         48,560

       Total                      $16,410,301    $16,953,230    $542,929        $197,746         $345,183

       December 31, 1993:
         Collective short-term
           investments            $    15,595   $    15,595
         Guaranteed investment
           contracts               13,119,928    13,119,928
         Commingled funds
           holding principally
           common stock               430,363       542,420     $112,057         $ 68,041        $ 44,016
         Fund holding Vulcan
           Materials Company
           common stock             2,036,843     2,269,969      233,126          (70,508)        303,634

       Total                      $15,602,729   $15,947,912     $345,183         $ (2,467)       $347,650

5.  INVESTMENT PROGRAM

    The number of participants electing each investment option is shown below:

                                                      As of December 31,
                                                      1994          1993

       (1)  A fund invested in guaranteed
             investment contracts                       209           245

       (2)  Commingled funds invested
             primarily in common stocks
             of large companies                          13             6

       (3)  Common stock of Vulcan
             Materials Company                           30            31

       (4)  Any combination of (1),
             (2) or (3)                                 278           269


    Investment managers have been appointed whose duty is to advise the trustee as to particular investments to be made. As of December 31, 1994, the investment managers were as follows:

         (1)  Guaranteed investment        The Northern Trust Company
                contracts and Vulcan       50 South LaSalle Street
                Materials Company          Chicago, Illinois 60675
                stock fund

         (2)  Large companies              Trinity Investment
                common stock fund            Management Corporation
                                           Ten Tremont Street
                                           Boston, Massachusetts 02108
6.  TAX STATUS

    The Plan obtained its latest determination letter on June 14, 1993, in which the Internal Revenue Service stated that the Plan, as then designed, was in compliance with the applicable requirements of the Internal Revenue Code. The Plan has been amended since receiving the determination letter. However, the Plan administrator believes that the Plan is currently designed and being operated in compliance with the applicable requirements of the Internal Revenue Code. Therefore, no provision for income taxes has been included in the Plan's financial statements.

                                  * * * * *

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement
No. 33-28397 of Vulcan Materials Company on Form S-8 of our reports dated February 3, 1995 and June 2, 1995, appearing in the Annual Report on Form 10-K of Vulcan Materials Company for the year ended December 31, 1994 and in the Annual Report on Form 11-K of the Vulcan Materials Company Chemicals Division Hourly Employees Savings Plan for the year ended December 31, 1994, respectively. We also consent to the reference to us under the heading "Experts" in the Registration Statement.

/s/ Deloitte & Touche LLP

Birmingham, Alabama
June 26, 1995